EXHIBIT 10.1

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of July 15, 2019, is entered into by and among Comstock Resources, Inc., a Nevada Corporation, New Covey Park Energy LLC, a Delaware limited liability company, Covey Park Energy LLC, a Delaware limited liability company, and, solely for certain  purposes thereof, Covey Park Energy Holdings LLC, a Delaware limited liability company. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, on June 7, 2019, the parties hereto entered into the Agreement and Plan of Merger (the “Merger Agreement”).

WHEREAS, the parties hereto desire to amend the terms of the Merger Agreement pursuant to Section 8.13 thereof to reflect certain changes to the Merger Agreement on the terms and conditions set forth in this Amendment.

AGREEMENTS

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
AMENDMENTS

1.1Defined Terms; References. Unless otherwise specifically defined in this Amendment, each term used herein that is defined in the Agreement has the meaning assigned to such term in the Agreement, and each reference to a specific Section or Article shall refer to the particular Section or Article in the Agreement.  Each reference to “hereof,” “hereunder,” “herein,” “hereby” and each other similar reference contained in the Agreement shall refer, from and after the date of this Amendment, to the Agreement as amended by this Amendment.

1.2Amendment to Section 3.1(b)

Section 3.1(b) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“All of the issued and outstanding Equity Securities of the Company shall be converted into the right to receive from Parent (A) an aggregate 28,833,000 shares of Parent Common Stock (subject to Section 3.1(c)) (such shares of Parent Common Stock, the “Common Stock Consideration”), (B) 210,000 shares of Series A Preferred Stock (the “Preferred Stock Consideration” and, together with the Common Stock Consideration, the “Stock Consideration”) and (C) cash in an amount equal to $700,000,000.00 plus the Series A Preferred Balance minus

$837,790.23 in respect of certain of Holdings’ Transaction Expenses and certain fees associated with filings under the HSR Act that were paid by the Company (the “Cash Consideration” and together with the Stock Consideration, the “Merger Consideration”). At the Closing, (i) the Cash Consideration shall be paid by Parent to Holdings by wire transfer of immediately available funds in accordance with the wire transfer instructions provided to Parent not less than two (2) Business Days prior to the Closing and (ii) Parent shall deliver to Holdings the Stock Consideration, in book entry form, together with an executed certificate of the transfer agent or Parent, certifying as to the book entry issuance thereof and any other evidence of issuance reasonably requested by Holdings.”

1.3Amendment to Section 5.11

Section 5.11(c) of the Merger Agreement is hereby amended by the addition of the following at the end of Section 5.11(c):

“Notwithstanding anything to the contrary herein or in any Individual Agreement, if any Individual Agreement provides for the payment of a Cash Severance Payment in installments, each of Parent and Holdings shall pay the Parent Severance Amount or Holdings Severance Amount, as applicable, pro rata across such installment dates.  To the extent Holdings is obligated to make any payments of a Holdings Severance Amount pursuant to this Section 5.11(c), (i) Parent shall pay any such Holdings Severance Amount to the applicable Employment Agreement Recipient through Parent’s payroll system and (ii) Holdings shall reimburse Parent on for such Holdings Severance Amount and any applicable employer employment taxes related to the payment thereof.  In the event that any Individual Agreement specifically provides for the payment of any severance amounts at the option of Parent or any of its Affiliates, Parent shall elect to make such optional severance payments in full (it being understood that such election shall not increase the maximum applicable Parent Severance Amount payable under this Section 5.11(c)).”

ARTICLE II
mISCELLANEOUS

2.1Other Miscellaneous Terms

The provisions of Article 8 of the Merger Agreement shall apply mutatis mutandis to this Amendment, and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified hereby

2.2No Other Amendments; No Waiver of Rights. Except as expressly amended by this Amendment, the terms of the Merger Agreement shall remain unchanged and continue in full force and effect.

2.3Governing Law. This Amendment and any claim or controversy hereunder shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflict of laws thereof that would result in the application of the laws of any other jurisdiction.

2.4Facsimiles; Counterparts. This Amendment may be executed by facsimile and in counterparts, all of which shall be considered an original and one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their respective officers thereunto duly authorized as of the date first written above.

COMSTOCK RESOURCES, INC.

By:	/s/ ROLAND O. BURNS

Name:  Roland O. Burns

Title:  President and Chief Financial Officer

COVEY PARK ENERGY LLC

By:	/s/ ALAN LEVANDE

Name:  Alan Levande

Title:  Co-Chief Executive Officer

NEW COVEY PARK ENERGY LLC

By:	/s/ ALAN LEVANDE

Name:  Alan Levande

Title:  Authorized Person

Solely for certain purposes as described in the Merger Agreement:

COVEY PARK ENERGY HOLDINGS LLC

By:	/s/ ALAN LEVANDE

Name:  Alan Levande

Title:  Co-Chief Executive Officer

Signature Page to First Amendment to Merger Agreement